Exhibit 3.6.17

EXECUTION VERSION

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

GREDE HOLDINGS LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Grede Holdings LLC is entered into this 2nd day of June, 2014, by and among (i) ASP Grede Acquisitionco LLC (the “Managing Member”), and (ii) GSC RIII – Grede Corp. and SHOP IV Subsidiary Investment (Grede), Inc. (collectively, with the Managing Member, the “Members”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the limited liability company governed hereby is Grede Holdings LLC (the “Company”).

2. Certificates. The Company was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on January 7, 2010 (the “Certificate of Formation”), pursuant to the Act. The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Member pursuant to this Agreement, including Section 15.

5. Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Managing Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

8. Name and Mailing Address of the Members. The names and the mailing addresses of the Members are set forth on Schedule A.

9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 25 of this Agreement.

10. Capital Contributions. Each Member is deemed admitted as a member of the Company upon its execution and delivery of this Agreement. The initial contribution of each Member consists of the assets set forth on Schedule A. The total capital of each Member in the Company from time to time shall be referred to as such Member’s “Capital”.

11. Additional Contributions. The Members are not required to make additional capital contributions to the Company.

12. Capital Account. A Capital account (“Capital Account”) shall be maintained for each Member on the books of the Company. Such Capital Account shall be adjusted to reflect each Member’s shares of allocations and distributions as provided in Section 14 of this Agreement, and any additional capital contributions to the Company or distributions from the Company. Such Capital Account shall further be adjusted to conform to the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in good faith by the Managing Member.

13. Profits and Losses. The Profits (as defined below) or Losses (as defined below) incurred by the Company for each taxable year shall be determined on an annual basis. For each taxable year in which the Company realizes Profits or Losses, such Profits or Losses, respectively, shall be allocated to each Member in accordance with its percentage interest as set forth on Schedule A (“Percentage Interest”) at the time of such allocation. As used herein, “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

a. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; or

b. Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

14. Allocations and Distributions.

a. Allocations of Profit and Loss. The Company’s Profit and Loss shall be allocated to the Members in accordance with their Percentage Interests. Whenever a proportionate part of the Company’s Profit and Loss is allocated to a Member, every item of income, gain, loss, deduction and credit entering into the computation of such Profit or Loss applicable to the period during which such Profit or Loss was realized shall be allocated to such Member in the same proportion.

b. Distributions. Distributions shall be made to the Members at such times as determined by the Managing Member in its sole discretion. Each distribution (including distributions made in connection with the dissolution of the Company) shall be shared among the Members in accordance with their Percentage Interests. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

15. Management.

a. The business and affairs of the Company shall be managed by the Managing Member. Subject to the express limitations contained in any provision of this Agreement, the Managing Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b. Subject to the rights and powers of the Managing Member and the limitations thereon contained herein, the Managing Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Managing Member may reasonably determine.

c. The Managing Member shall have the powers set forth above until the earliest to occur of its termination, dissolution or other inability to act in such capacity, at which time the legal representative of the Managing Member shall appoint a successor to the interest of the Managing Member for the purpose of administering the property of the Managing Member.

d. The Managing Member is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

e. The Managing Member may be compensated for its services to the Company, as determined in its sole discretion.

16. Officers. The Managing Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Managing Member. The initial Officers of the Company designated by the Managing Member as of the date hereof are as follows:

Name	Title

Douglas J. Grimm	Chief Executive Officer and President

Louis Lavorata	Senior Vice President and Chief Financial Officer

Stephen D. Busby	Vice President, Treasurer and Assistant Secretary

Loren Easton	Vice President

Eric L. Schondorf	Vice President and Secretary

17. Other Business. The Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18. Exculpation.

a. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of (i) the Members, (ii) any Affiliate (as defined below) of any Member, (iii) any officer, director, manager, member, shareholder, partner, employee, representative, trustee or agent of any Member or any of such Member’s Affiliates or a spouse of any of the foregoing, or (iv) any officer, director, manager, member, shareholder, partner, employee, representative, trustee or agent of the Company or any of its Affiliates or a spouse of any of the foregoing (each, a “Covered Person”) shall be obligated personally for any such debts, obligations or liabilities of the Company. For purposes of this Agreement, an “Affiliate” shall mean, with respect to a specified person, any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person, with the term “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. In addition, for the purposes hereof, any general partner, limited partner, member or investor of a specified person shall be deemed to be an affiliate of such person.

b. No Covered Person shall be liable to the Company or any other Covered Person for any loss, claim, demand, cost, damage, liability (joint or several), expenses of any nature (including reasonable attorney’s fees and disbursements), judgments, fines, settlements or other amounts (“Losses”) incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any Losses incurred by reason of such Covered Person’s fraud, bad faith, willful misconduct or breach of any agreement with the Company.

c. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Officers, employees or committees of the Company, or by any other Person (as defined below), as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, net income, net losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members may properly be paid. For purposes of this Agreement, the term “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

19. Waiver of Certain Duties and Liabilities.

a. To the extent that, at law or in equity, a Covered Person has duties (other than fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, such Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they affirmatively restrict, waive or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

b. Unless otherwise expressly provided herein, (1) whenever a conflict of interest exists or arises between Covered Persons, or (2) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

20. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Indemnified Costs”) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Indemnified Costs incurred by such Covered Person by reason of fraud, bad faith, willful misconduct or breach of any agreement with the Company with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability or any obligation to make any contributions of Capital on account thereof. This indemnification shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, determination by the Managing Member, as a matter of law or equity or otherwise, both as to an action in the Covered Person’s capacity as a Covered Person, and as to an action in another capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of each Covered Person. The Managing Member shall have the authority to cause the Company to purchase and maintain insurance as it deems advisable with respect to the indemnification of any Covered Person. The indemnification rights in this Section 20 and advancement of expenses in Section 21 shall be limited by and in all events subject to any written agreement between the Company and any Officer.

21. Expenses. To the fullest extent permitted by applicable law, the Company shall advance from time to time expenses (including reasonable attorneys’ fees and disbursements) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in Section 20.

22. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Managing Member.

23. Termination of Membership. The rights of a Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 24 shall, upon the termination of the legal existence of such Member, devolve on its legal representative for the purpose of administering its property.

24. Assignments. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Member without the prior written consent of the Managing Member, in each case, directly or indirectly (by operation of law or otherwise) and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve such parties hereto of any such obligations. No Member shall be permitted to transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, without first obtaining the written consent of the Managing Member.

25. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Managing Member, (ii) the bankruptcy, withdrawal or termination of the legal existence of the last remaining Member, unless the Company is continued without dissolution in accordance with the Act, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

26. Tax Matters Member. The Managing Member shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code. All expenses incurred by the tax matters partner in connection with its duties as tax matters partner shall be expenses of the Company.

27. Tax Matters. The Company shall be treated as a partnership for U.S. federal income tax purposes. The Company (i) will not elect to be treated as an entity other than a partnership, (ii) will not elect, pursuant to Section 761(a) of the Code, to be excluded from the provisions of subchapter K of the Code, (iii) will, to the extent necessary, timely take such actions to ensure that it is treated as a partnership, and (iv) will elect corresponding treatment for all state and local tax purposes.

28. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

30. Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

31. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

32. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to an instrument in writing signed by the Managing Member.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBERS:

ASP GREDE ACQUISITIONCO LLC

By:
	Name:	Eric L. Schondorf
	Title:	Vice President and Secretary

GSC RIII – GREDE CORP.

By:
	Name:	Eric L. Schondorf
	Title:	Vice President and Secretary

SHOP IV SUBSIDIARY INVESTMENT (GREDE), INC.

By:
	Name:	Eric L. Schondorf
	Title:	Vice President and Secretary

[SECOND AMENDED AND RESTATED LLC AGREEMENT OF GREDE HOLDINGS LLC]

Schedule A

Members

Member	Capital Contribution	Percentage Interest
ASP Grede Acquisitionco LLC c/o American Securities LLC 299 Park Avenue, 34th Floor New York, NY 10171	$82.30	82.3%
GSC RIII – Grede Corp. c/o American Securities LLC 299 Park Avenue, 34th Floor New York, NY 10171	$17.40	17.4%
SHOP IV Subsidiary Investment (Grede), Inc. c/o American Securities LLC 299 Park Avenue, 34th Floor New York, NY 10171	$0.30	0.3%

Total	$100.00	100.00%